Registration No. 333-_________

As filed with the Securities and Exchange Commission on June 6, 2007

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

Bay National Corporation
(Exact Name of Registrant as Specified in its Charter)

Maryland	52-2176710
(State of Incorporation)	(IRS Employer Identification No.)

2328 West Joppa Road
Lutherville, Maryland 21093
(Address of Principal Executive Offices and Zip Code)

Bay National Corporation 2007 Stock Incentive Plan
(Full Title of the Plan)

Copies to:
Hugh W. Mohler	Frank C. Bonaventure, Jr., Esquire
Chairman, President and	Ober, Kaler, Grimes & Shriver
Chief Executive Officer	120 E. Baltimore Street
Bay National Corporation	Baltimore, Maryland 21202
2328 West Joppa Road	(410) 685-1120
Lutherville, Maryland 21093
410-494-2580
(Name, Address and Telephone Number of Agent for Service)

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered(1)(2)	Proposed maximum offering price per share(3)(4)	Proposed maximum aggregate offering price(4)	Amount of registration fee
Common Stock, $0.01 par value	253,750 shares	$16.755	$4,251,581.25	$130.53

(1)
Also registered hereunder are such additional number of shares of Common Stock, presently indeterminable, as may be necessary to satisfy the anti-dilution provisions of the Stock Incentive Plan to which this Registration Statement relates pursuant to Rule 416(a).

(2)
In addition to the shares being registered by this registration statement, pursuant to Rule 429 under the Securities Act of 1933 this registration statement also relates to shares of Common Stock issuable pursuant to the Registrant’s Stock Option Plan (but which are not issued pursuant to awards under such plan) for which a Registration Statement on Form S-8, File No. 333-69428, is currently effective. A registration fee of $363.75 was paid registering 200,000 shares of Common Stock. Pursuant to Rule 429 under the Securities Act of 1933, 53,750 of such shares are being carried forward pursuant to this registration statement.

(3)
Calculated on the basis of the average of the high and low sale prices of the Registrant’s Common Stock as reported on June 4, 2007 on the Nasdaq Capital Market which date is within 5 business days prior to the date of the filing of this Registration Statement.

(4)	Estimated solely for the purpose of determining the registration fee in accordance with Rule 457(h).

This Registration Statement shall become effective upon filing in accordance with Section 8(a) of the Securities Act of 1933, as amended.

Part I

Information Required in the Section 10(a) Prospectus

The documents containing the information specified in Part I of Form S-8 (plan information and registrant information) will be sent or given to participants in the Plan as specified by Rule 428(b)(1) promulgated under the Securities Act of 1933.

Such documents are not being filed with the Securities and Exchange Commission, but constitute (along with the documents incorporated by reference into this Registration Statement pursuant to Item 3 of Part II hereof) a prospectus that meets the requirements of Section 10(a) of the Securities Act.

Part II

Information Required in the Registration Statement

Item 3. Incorporation of Documents by Reference

The following documents filed or to be filed by Bay National Corporation (the “Registrant”) (file number 000-51765) with the Commission under the Securities Exchange Act of 1934, as amended, are incorporated herein by reference:

(a) The Company’s Annual Report on Form 10-KSB for the fiscal year ended December 31, 2006.

(b) The Company’s Quarterly Report on Form 10-QSB for the fiscal quarter ended March 31, 2007.

(c) All other reports filed pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended, since December 31, 2006.

(d) The description of the Company’s Common Stock, $0.01 par value, contained in the Company’s registration statement on Form 8-A filed with the Commission on January 27, 2006, and any amendments or reports filed for the purpose of updating such description.

All documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, after the date hereof and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold shall be deemed to be incorporated herein by reference and to be a part hereof from the date of filing of each such document. Any statement contained in this Registration Statement, or in a document incorporated or deemed to be incorporated by reference herein, shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained in any other subsequently filed document which also is incorporated or deemed to be incorporated by reference herein, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities

Not applicable.

Item 5. Interests of Named Experts and Counsel

None.

Item 6. Indemnification of Directors and Officers

Section 2-418 of the Maryland General Corporation Law establishes provisions that a corporation may (and, unless otherwise provided in the corporation’s charter, if the party to be indemnified is successful on the merits or otherwise, must) indemnify any director or officer made party to any threatened, pending or completed civil, criminal, administrative or investigative action, suit or proceeding by reason of service in the capacity of a director or officer, against judgments, penalties, fines, settlements and reasonable expenses incurred in connection with such proceeding, unless it is proved that (a) the act or omission for which the director or officer seeks indemnification was material to the matter giving rise to the action, suit or proceeding and either was committed in bad faith or was the result of active and deliberate dishonesty, (b) the director or officer actually received an improper personal benefit in money, property or services or (c) in the case of a criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful. If the proceeding is a derivative suit in favor of the corporation, indemnification may not be made in any proceeding in which the director or officer is adjudged to be liable to the corporation. The statute also provides for indemnification of directors and officers by court order.

The Registrant’s Articles of Incorporation and Bylaws provide for indemnification and the advancement of expenses for any person who is serving or has served as a director or officer of the Registrant to the fullest extent permitted under Maryland law.

The Registrant maintains officers’ and directors’ liability insurance in the amount of $5,000,000.

Item 7. Exemption From Registration Claimed

Not applicable.

Item 8. List of Exhibits

The following exhibits are filed with or incorporated by reference in this Registration Statement:

4.1	Bay National Corporation 2007 Stock Incentive Plan

5.1	Opinion of Ober, Kaler, Grimes & Shriver, a Professional Corporation

23.1	Consent of Ober, Kaler, Grimes & Shriver, a Professional Corporation (contained in the opinion included as Exhibit 5)

23.2	Consent of Stegman & Company

24.1	Power of Attorney (included on signature page)

Item 9. Undertakings

The undersigned Registrant hereby undertakes:

1. To file, during any period in which it offers or sells securities, a post-effective amendment to this registration statement to:

(i)	Include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)
Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement; and notwithstanding the forgoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospects filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in the volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)
Include any additional or changed material information on the plan of distribution; provided however, that paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

2. That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3. To file a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

4. That, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

5. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Baltimore, State of Maryland, this 5th day of June, 2007.

BAY NATIONAL CORPORATION

By: /s/ Hugh W. Mohler
Hugh W. Mohler
Chairman, President and Chief Executive Officer

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints, jointly and severally, Hugh W. Mohler and Mark A. Semanie and each one of them, as his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that each of said attorneys-in-fact and agents or either of them, or his or their substitute or substitutes, may lawfully do or cause to be done by virtue thereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated:

Name	Position	Date
/s/ Hugh W. Mohler Hugh W. Mohler	Director and President (Principal Executive Officer)	May 25, 2007
/s/ Mark A. Semanie Mark A. Semanie	Executive Vice President and CFO (Principal Accounting and Financial Officer)	May 25, 2007
/s/ Charles E. Bounds Charles E. Bounds	Director	June 1, 2007
/s/ Gary T. Gill Gary T. Gill	Director	June 1, 2007

/s/ R. Michael Gill R. Michael Gill	Director	June 1, 2007
/s/ John R. Lerch John R. Lerch	Director	May 29, 2007
/s/ Donald G. McClure, Jr. Donald G. McClure, Jr.	Director	May 29, 2007
/s/ Robert L. Moore Robert L. Moore	Director	June 1, 2007
/s/ James P. O’Conor James P. O’Conor	Director	May 29, 2007
/s/ H. Victor Rieger, Jr. H. Victor Rieger, Jr.	Director	May 29, 2007
/s/ William B. Rinnier William B. Rinnier	Director	May 29, 2007
/s/ Edwin A. Rommel, III Edwin A. Rommel, III	Director	May 29, 2007
/s/ Henry H. Stansbury Henry H. Stansbury	Director	May 30, 2007
/s/ Kenneth H. Trout Kenneth H. Trout	Director	May 29, 2007
/s/ Eugene M. Waldron, Jr. Eugene M. Waldron, Jr.	Director	June 1, 2007
____________________ Carl A.J. Wright	Director

EXHIBIT INDEX

Exhibit No.	Description

4.1	Bay National Corporation 2007 Stock Incentive Plan and Forms of Agreement Thereunder

5.1	Opinion of Ober, Kaler, Grimes & Shriver, a Professional Corporation

23.1	Consent of Ober, Kaler, Grimes & Shriver, a Professional Corporation (contained in the opinion included as Exhibit 5)

23.2	Consent of Stegman & Company

24.1	Power of Attorney (included on signature page)